U.S. SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549

                                          FORM 4

                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Holding Company Act of 1935 or
                   Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Plastino,             Pakie                   V.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   6912 220th Street SW
--------------------------------------------------------------------------------
                                    (Street)

   Mountlake Terrace,    Washington              98043
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

*If the Form is filed by more than one Reporting Person, see
 Instructions 4(b)(v)
================================================================================
2. Issuer Name and Ticker or Trading Symbol


   Your Bank Online.com, Inc. (YBOL)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

   September 2000
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]   Director                             [X]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)
         President

================================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form filed by One Reporting Person

   [ ] Form filed by More than One Reporting Person


=========================================================================================================
                        Table I -- Non-Derivative Securities Acquired, Disposed of,
                                           or Beneficially Owned
=========================================================================================================

|1. Title of      |2.       |3.    |4. Securities          |5. Amount of   |6. Owner-  |7. Nature of    |
|   Security      |  Transaction   |   Acquired (A) or     |  Securities   |ship Form: | of Indirect    |
|                 |         |      |   Disposed of (D)     |  Beneficially |Direct (D) | Beneficial     |
|                 |         |    | |            |A/|       |  Owned at End |or Indirect| Ownership      |
|                 |  Date   |Code|V|   Amount   |D | Price |  of Month     |(I)        |                |
---------------------------------------------------------------------------------------------------------
|                 |         |    | |            |  |       |               |           |                |
|Common Stock     | 9/10/00 | S  | |   500,000  |D |$1.75  |               | D         |                |
|Common Stock     | 9/10/00 |G(1)| | 1,600,000  |D |$ -    |               | D         |                |
|Common Stock     | 9/10/00 |G(2)| | 1,200,000  |D |$ -    | 1,595,000     | D         |                |
|                 |         |    | |            |  |       |               |           |                |
|                 |         |    | |            |  |       |               |           |                |
|                 |         |    | |            |  |       |               |           |                |
=========================================================================================================

=========================================================================================================
                         Table II -- Derivative Securities Acquired, Disposed of,
                                           or Beneficially Owned
=========================================================================================================
1.Title of   |2.Con-  |3.   |4.    |5.Number of|6.Date Exer|7.Title and|8.Price|9.# of|10.Owner|11.Nat-
  Derivative |version |Transaction |Derivative |cisable and|Amount of  |of     |Deriv-|ship    |ure of
  Security   |or Exer-|     |      |Securities |Expiration |Underlying |Deriv- |ative |Form:   |Indirect
             |cise    |     |      |Acquired(A)|Date       |Securities |ative  |Secur-|Direct  |Bene-
             |Price of|     |      |or Disposed|     |     |           |Secur- |ities |(D) or  |ficial
             |Deriva- |     |      |of (D)     |Exer-|Expir|           |ity    |Benefi|Indirect|Owner-
             |tive    |     |    | |     |     |cis- |ation|           |       |cially|(I)     |ship
             |Security|Date |Code|V| (A) | (D) |able |Date |           |       |Owned |        |
---------------------------------------------------------------------------------------------------------
             |        |     |    | |           |     |     |           |       |      |        |
             |        |     |    | |           |     |     |           |       |      |        |
             |        |     |    | |           |     |     |           |       |      |        |
             |        |     |    | |           |     |     |           |       |      |        |
             |        |     |    | |           |     |     |           |       |      |        |
             |        |     |    | |           |     |     |           |       |      |        |
=========================================================================================================

Explanation of Responses:

(1)  Shares were transferred, for no consideration, to the "Plastino
     Children Trust", an irrevocable trust in which Mr. Plastino retains no interest or control.

(2)  Shares were transferred, for no consideration, to the "Pakie
     V. Plastino Children Trust", an irrevocable trust to benefit higher education and cancer research in which Mr. Plastino retains no interest or control. Mr. Plastino may derive some future tax benefit from this transaction as may be applicable under the Internal Revenue Code.



/s/ Pakie V. Plastino                                        October 10, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).